                                                                    Exhibit 99.1

NATIONAL CITY(R)                                  National City Corporation
                                                  P.O. Box 5756
                                                  Cleveland, OH 44101-0756



FOR MORE INFORMATION CONTACT:

                              Thomas A. Richlovsky
                              Senior Vice President & Treasurer
                              (216) 575-2126

                              Derek Green
                              Vice President
                              Investor Relations
                              (216) 222-9849

                              www.national-city.com

                              For Immediate Release

                 NATIONAL CITY ANNOUNCES SALE OF ITS INTEREST IN
                      NATIONAL ASSET MANAGEMENT CORPORATION

         CLEVELAND, March 1, 2001 - National City Corporation (NYSE: NCC) today reported that it had reached a definitive agreement for the sale of its preferred share interest in National Asset Management Corporation (NAMCO), a Louisville, Kentucky based investment advisor, to a wholly owned subsidiary of AMVESCAP PLC. As a result of this transaction, expected to close in May 2001, National City expects to report a pretax gain of $85 million to $95 million in the second quarter of 2001, or approximately $.09 to $.10 per share after tax. The sale price is subject to adjustment based on the ongoing performance of the company. As a consequence of this sale National City will relinquish its interest in NAMCO and will no longer be entitled to preferred stock dividends amounting to approximately $2.5 million per quarter, beginning with the third quarter of 2001. These dividends had been recorded as other noninterest income in the consolidated statement of income.

         This release contains forward-looking statements that involve significant risks and uncertainties. Although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially.

         National City Corporation is an $89 billion financial holding company headquartered in Cleveland, Ohio. Through its subsidiaries, the company provides a full range of financial services including investment banking, brokerage, mutual fund, insurance and traditional banking services to individuals and businesses. National City has offices in Ohio, Pennsylvania, Indiana, Kentucky, Illinois and Michigan. National City can be found on the World Wide Web at http://www.national-city.com.

                                      -##-